As filed with the Securities and Exchange Commission on March 4, 2010.
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wolverine World Wide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-1185150
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9341 Courtland Drive, Rockford, Michigan	49351
(Address of Principal Executive Offices)	(Zip Code)
Wolverine World Wide, Inc.
Stock Incentive Plan of 2010
(Full Title of the Plans)

Blake W. Krueger	Copies to:	Stephen I. Glover, Esq.
Chairman, Chief Executive Officer and President		Gibson, Dunn & Crutcher LLP
Wolverine World Wide, Inc.		1050 Connecticut Avenue, N.W.
9341 Courtland Drive		Washington, DC 20036-5306
Rockford, Michigan 49351		(202) 955-8500
(Name and Address of Agent for Service)

(616) 866-5500
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, $1 Par Value	4,600,000 shares	$27.86	$128,156,000	$9,137.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock that become available under the Stock Incentive Plan of 2010 in connection with changes in the number of outstanding shares of Common Stock because of events such as reorganizations, recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock on March 1, 2010, which was $27.86.

INTRODUCTION
This Registration Statement on Form S-8 is filed by Wolverine World Wide, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to 4,600,000 shares of the Company’s Common Stock, par value $1 per share (the “Common Stock”), to be issued pursuant to awards under the Company’s Stock Incentive Plan of 2010 (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which is not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the Securities and Exchange Commission (the “Commission”) hereby are incorporated by reference into this Registration Statement:
(a)	The Registrant’s most recent Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (a) above.
(c)	The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 28, 1986, together with any amendment or report filed with the Commission for the purpose of updating such description.
All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference. The Registrant’s file number with the Commission is 001-06024.

Under no circumstances will any information that the Registrant discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent a former or current director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
Similarly, Article Seven of the Company’s Restated Certificate of Incorporation allows the Company to indemnify a present or former director, officer, employee or agent of the Company against any and all expenses, judgments, fines and amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative, in which such person may become involved by reason of his or her being or having been a director, officer, employee or agent of the Company or any firm, corporation or organization which he or she served in any capacity at the request of the Company or by reason of that person acting in a corporate capacity. It is a condition to indemnification in connection with any such action, suit, or proceeding that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. The Company is required to indemnify a person who otherwise qualifies for indemnification against expenses (including attorney’s fees) actually and reasonably incurred to the extent that such person successfully defends (on the merits or otherwise) any such action, suit or proceeding. Where such action, suit or proceeding is by or in the right of the Company and where such person is adjudged liable for negligence or misconduct in performing duties owed to the Company, indemnification is not permitted unless and then only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.
Termination of an action, suit or proceeding, civil or criminal, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person did not meet the required standard of conduct. The determination that a person has or has not met the standard of conduct required for indemnification may only be made by (i) the Board of Directors by a majority of a quorum consisting of the directors who were not party to such action, suit or proceeding, (ii) by written opinion of independent legal counsel who may be the regular counsel of the Company, or (iii) by the stockholders of the Company. These indemnification rights are expressly declared to be additional to such other rights to which any officer or director may be entitled by contract or as a matter of law. The Company also maintains in force a policy of directors and officers liability insurance.

Article Eight of the Company’s Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to the stockholders for any breach of fiduciary duty. Article Eight does not affect the liability of a director for any breach of his or her duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct, for any conduct proscribed under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit.
Article X of the Company’s Amended and Restated By-laws provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons the Company has the power to indemnify under Section 145 from and against any and all expenses, liabilities or other matters covered in Section 145.
In addition, the Company has entered into indemnification agreements with each director and certain officers of the Company. The indemnification agreements indemnify each director and certain officers against all expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers who have entered into indemnification agreements will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the directors and officers. Pursuant to the indemnification agreements, a director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or officer meeting the standards of conduct set forth in the indemnification agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.
The above discussion of the Delaware General Corporation Law and of the Registrant’s Restated Certificate of Incorporation, Amended and Restated By-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate, By-laws and indemnification agreements.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1
The Registrant has other long-term debt instruments outstanding in addition to those described in Exhibit 4.2. The authorized amount of none of these classes of debt exceeds 10% of the Company’s total consolidated assets. The Company agrees to furnish copies of any agreement defining the rights of holders of any such long-term indebtedness to the Commission upon request.

4.2*
Credit Agreement dated as of July 22, 2005, among Wolverine World Wide, Inc. and certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Harris, N.A., as Syndication Agent, Comerica Bank, Standard Federal Bank N.A. and National City Bank of the Midwest, as Documentation Agents, and certain other Banks that are parties to the Credit Agreement. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 28, 2005.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Wolverine World Wide, Inc. Stock Incentive Plan of 2010.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney.

*	Incorporated herein by reference.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Michigan, on this 4th day of March, 2010.

WOLVERINE WORLD WIDE, INC.
By:	/s/ Blake W. Krueger
Blake W. Krueger
Chairman, Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Blake W. Krueger Blake W. Krueger	Chairman, Chief Executive Officer and President (Principal Executive Officer)	March 4, 2010

/s/ Donald T. Grimes Donald T. Grimes	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 4, 2010

*/s/ Jeffrey M. Boromisa	Director	March 4, 2010
Jeffrey M. Boromisa

*/s/ William K. Gerber	Director	March 4, 2010
William K. Gerber

*/s/ Alberto L. Grimoldi	Director	March 4, 2010
Alberto L. Grimoldi

*/s/ Joseph R. Gromek	Director	March 4, 2010
Joseph R. Gromek

*/s/ David T. Kollat	Director	March 4, 2010
David T. Kollat

Signature	Title	Date

/s/ Blake W. Krueger	Director	March 4, 2010
Blake W. Krueger

*/s/ Brenda J. Lauderback	Director	March 4, 2010
Brenda J. Lauderback

*/s/ David P. Mehney	Director	March 4, 2010
David P. Mehney

*/s/ Timothy J. O’Donovan	Director	March 4, 2010
Timothy J. O’Donovan

*/s/ Shirley D. Peterson	Director	March 4, 2010
Shirley D. Peterson

*/s/ Michael A. Volkema	Director	March 4, 2010
Michael A. Volkema

*By /s/ Blake W. Krueger Blake W. Krueger Attorney-in-Fact	Chairman, Chief Executive Officer and President	March 4, 2010

Exhibit Index

Exhibit No.	Description

4.1
The Registrant has other long-term debt instruments outstanding in addition to those described in Exhibit 4.2. The authorized amount of none of these classes of debt exceeds 10% of the Company’s total consolidated assets. The Company agrees to furnish copies of any agreement defining the rights of holders of any such long-term indebtedness to the Commission upon request.

4.2*
Credit Agreement dated as of July 22, 2005, among Wolverine World Wide, Inc. and certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, Harris, N.A., as Syndication Agent, Comerica Bank, Standard Federal Bank N.A. and National City Bank of the Midwest, as Documentation Agents, and certain other Banks that are parties to the Credit Agreement. Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 28, 2005.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Wolverine World Wide, Inc. Stock Incentive Plan of 2010.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney.

*	Incorporated herein by reference.